Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12

ASENSUS SURGICAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 25, 2022

To our Stockholders:

You are cordially invited to the 2022 annual meeting of stockholders (the “Annual Meeting”) of Asensus Surgical, Inc. to be held on June 14, 2022 at 11:00 a.m. Eastern Time. We will be holding the Annual Meeting via live webcast to provide our stockholders convenient access to the Annual Meeting. You may register to attend the virtual Annual Meeting at www.proxydocs.com/ASXC. We look forward to your attendance at our virtual Annual Meeting, where you will be able to vote and submit questions.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement describing the matters to be acted upon at the Annual Meeting are included with this letter. Stockholders also are entitled to vote on any other matters which properly come before the Annual Meeting.

You may vote by Internet or by telephone using the instructions in the Notice of Internet Availability of Proxy Materials, or if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. Our proxy statement, 2021 Annual Report to stockholders and related proxy materials are available, free of charge, on our website at www.asensus.com.

Regardless of the number of shares you own, please be sure you are represented at the Annual Meeting either by attending the virtual meeting or by returning your proxy as soon as possible.

Sincerely, David B. Milne Chair of the Board of Directors Anthony Fernando President and Chief Executive Officer

Notice Regarding Availability of Proxy Materials

for the 2022 Annual Meeting of Stockholders to be held on June 14, 2022.

The Notice of Annual Meeting of Stockholders, our proxy statement, the proxy card and our 2021 Annual Report are available online at http://www.proxydocs.com/ASXC.

ASENSUS SURGICAL, INC.
1 TW Alexander Drive, Suite 160
Durham, North Carolina 27703
(919) 765-8400
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2022

April 25, 2022

To the stockholders of Asensus Surgical, Inc.:

The 2022 annual meeting of stockholders (the “Annual Meeting”) of Asensus Surgical, Inc., a Delaware corporation (the “Company”), will be held on June 14, 2022, beginning at 11:00 a.m. Eastern Time. We will be holding the Annual Meeting via live webcast. You may register to attend the virtual Annual Meeting at www.proxydocs.com/ASXC. We look forward to your attendance at our virtual Annual Meeting, where you will be able to vote and submit questions.

At the meeting, our stockholders will be asked to consider and vote upon the following:

1.

Election of Directors. The election of the seven director nominees named in the attached proxy statement to serve as directors until the next annual meeting of stockholders and until their successors are elected and qualified.

2.	Say on Pay. An advisory vote to approve the compensation paid to the Company’s named executive officers for 2021.

3.

Ratification of Appointment of Independent Accounting Firm. Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

4.	Other Matters. The transaction of such other business as may lawfully come before the Annual Meeting or at any adjournment or postponement.

The Board of Directors currently knows of no other business to be presented at the Annual Meeting. If any other matters come before the Annual Meeting, the persons named in the proxy will vote with their judgment on those matters. You can ensure that your shares are voted at the Annual Meeting by voting by telephone, via the Internet or by completing, signing and returning a proxy card. If you do attend the virtual Annual Meeting, you may then withdraw your proxy and vote your shares at the Annual Meeting. In any event, you may revoke your proxy prior to its exercise. Shares represented by proxies that are returned properly signed but unmarked will be voted in favor of proposals made by us.

Pursuant to the Company’s bylaws, the Board of Directors has fixed the close of business on April 18, 2022 as the record date for determination of the stockholders entitled to vote at the Annual Meeting and any adjournments or postponements thereof. As allowed under the Securities and Exchange Commission rules, we have elected to furnish our proxy materials over the Internet to stockholders. We have mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders. The Notice contains instructions on how to access this proxy statement and our 2021 Annual Report to Stockholders via the Internet and how to vote.

By Order of the Board of Directors, Joshua B. Weingard Corporate Secretary

ASENSUS SURGICAL, INC.
1 TW Alexander Drive, Suite 160
Durham, North Carolina 27703
(919) 765-8400

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2022

This proxy statement is sent by the Board of Directors (the “Board”) of Asensus Surgical, Inc. (the “Company”), to solicit proxies to be voted at our 2022 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, June 14, 2022, beginning at 11:00 a.m. Eastern Time. We will be holding a virtual Annual Meeting, including at any adjournment or postponement, via live webcast. You may register to attend the virtual Annual Meeting at www.proxydocs.com/ASXC.

As permitted under Securities and Exchange Commission rules, the Company is making this proxy statement and other annual meeting materials available to stockholders via the Internet instead of mailing a printed copy of these materials to stockholders. Stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail and will not receive a printed copy of these materials. Instead, the Notice contains instructions as to how stockholders may access and review all of the important information contained in the materials on the Internet, including how stockholders may submit proxies by telephone or over the Internet. Distribution of this proxy statement, the proxy card, the Notice of Annual Meeting of Stockholders and the Company’s 2021 Annual Report to stockholders entitled to vote began on April 25, 2022, and the proxy materials are available on the Internet beginning on April 25, 2022.

If you receive a Notice and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The form of proxy solicited by the Board for the Annual Meeting, this proxy statement, the Notice of Annual Meeting, and the Company’s 2021 Annual Report to Stockholders are available on our website at www.asensus.com. The 2021 Annual Report contains consolidated financial statements for the three years ended December 31, 2021, and certain other information concerning the Company. The Company will provide copies of the exhibits to the 2021 Annual Report upon request. The 2021 Annual Report and the consolidated financial statements are not a part of this proxy statement and are not incorporated by reference.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote?

Holders of record of our common stock (“Common Stock”) as of the close of business on April 18, 2022, the record date, will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement. Holders of shares of Common Stock are entitled to vote on all matters brought before the Annual Meeting.

As of the record date, there were 236,415,789 shares of Common Stock outstanding and entitled to vote on the election of directors and all other matters. Holders of Common Stock will vote on all matters as a class. Holders are entitled to one vote for each share of Common Stock outstanding as of the record date.

You do not need to participate in the virtual Annual Meeting to vote your shares. Instead, you may vote by Internet or by telephone using the instructions in the Notice of Internet Availability of Proxy Materials, or if you received a paper copy of the proxy card, by signing and returning it in the envelope provided.

How do I vote?

If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote at the virtual Annual Meeting, vote by proxy by telephone, through the Internet or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. To vote through the Internet, go to www.proxydocs.com/ASXC and complete an electronic proxy card. You will be asked for the Control Number, which is provided on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy, on the proxy card. For stockholders of record who want to attend the virtual Annual Meeting, you will be able to attend the Annual Meeting online, view the list of stockholders of record upon request, vote your shares electronically and submit questions prior to the meeting. In order to attend the Annual Meeting, you must register at www.proxydocs.com/ASXC using the control number on your proxy card or Notice of Internet Availability of Proxy Materials. The registration deadline is Friday, June 10, 2022 at 5:00 p.m. Eastern Time. Please be sure to follow instructions found on your proxy card or voting instruction card and subsequent instructions that will be delivered to you via email.

If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or other nominee), you may vote by following the instructions provided in the voting instruction form, or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. To vote your shares at the virtual Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares, and present such legal proxy from the brokerage firm, bank, or other nominee that holds your shares for admittance to the Annual Meeting. Then you must register at www.proxydocs.com/ASXC using the control number on your proxy card Notice of Internet Availability of Proxy Materials. The registration deadline is Friday, June 10, 2022 at 5:00 p.m. Eastern Time. Please be sure to follow instructions found on your proxy card or voting instruction card and subsequent instructions that will be delivered to you via email.

Whether you plan to participate in the virtual Annual Meeting or not, we urge you to vote by proxy to ensure your vote is counted. Voting by proxy will not affect your right to attend the virtual Annual Meeting and vote. If you properly complete your paper or electronic proxy and submit it to us in time, the “proxy” (one of the individuals named on the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the proxy will vote your shares as recommended by the Board and, as to any other matters properly brought before the Annual Meeting, in the sole discretion of the proxy. We will accept all proxies delivered to us by Monday June 13, 2022 at 5:00 p.m. Eastern Time.

What are the recommendations of the Board?

The Board recommends that you vote:

“FOR” the election of all seven nominees for director named in this proxy statement;

“FOR” the approval, by advisory vote, of the executive compensation of our named executive officers for 2021; and

“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Board knows of no matters that are likely to be brought before the Annual Meeting, other than the matters identified in the Notice of Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting, the proxy will be authorized to vote or otherwise act according to his judgment on those matters.

What constitutes a quorum at the Annual Meeting?	The presence, by registering and participating in the Annual Meeting or by submitting a proxy, of the holders of one-third of the outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Abstentions in each of the proposals will be counted for the purpose of determining whether a quorum is present at the meeting and as votes cast and will have the effect of a negative vote. Broker non-votes will be counted for the purpose of determining the existence of a quorum at the Annual Meeting.

Can I revoke my proxy?

Yes. If you return your proxy card or vote via telephone or the Internet, you may revoke your proxy at any time before it is exercised. You may revoke your proxy in any one of the following ways:

 ●    by voting at the Annual Meeting in accordance with the instructions;

 ●    by delivering a written notice of revocation before the Annual Meeting with a date later than your previously delivered proxy to our principal offices at 1 TW Alexander Drive, Suite 160, Durham, North Carolina 27703, Attention: Corporate Secretary; or by email at corporatesecretary@asensus.com.

 ●    by timely delivering another electronic or paper proxy dated after the date of the proxy that you wish to revoke. Your most current proxy is the one that is counted.

Do I have dissenter’s rights of appraisal with respect to any proposal to be acted upon at the Annual Meeting?	No. Neither Delaware law nor the Company’s certificate of incorporation or bylaws entitle stockholders to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Annual Meeting.

Who is paying for this proxy solicitation?	We will pay for this proxy solicitation. Our officers and other regular employees may solicit proxies by mail, in person or by telephone or telecopy. These officers and other regular employees will not receive additional compensation. The Company has retained a third party proxy solicitor for the Annual Meeting, and estimates the cost of such solicitor to be approximately $7,500 plus expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the shares.

How many votes are required to approve the proposals to be acted upon at the Annual Meeting?

Proposal	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-votes

Proposal 1 Election of Directors	Plurality of the votes cast	No effect on this proposal	No effect on this proposal

Proposal 2 Advisory Vote on Executive Compensation	Affirmative vote of a majority of the shares present in person or by proxy	Considered as negative votes	No effect on this proposal

Proposal 3 Ratification of appointment of BDO USA, LLP	Affirmative vote of a majority of the shares present in person or by proxy	Considered as negative votes	No effect on this proposal

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Common Stock by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock currently; (ii) each of our current directors and director nominees (iii) each of our current named executive officers; and (iv) all of our executive officers, directors and director nominees as a group. Ownership information is set forth as of April 18, 2022. Unless otherwise noted, each of the following disclaims any beneficial ownership of the shares, except to the extent of his, her or its pecuniary interest, if any, in such shares. Unless otherwise indicated, the mailing address of each individual is c/o Asensus Surgical, Inc., 1 TW Alexander Drive, Suite 160, Durham, North Carolina 27703.

	As of April 18, 2022
Name and Address of Beneficial Owner	Number of Shares of Common Stock (1)	Percentage of Outstanding Common Shares (2)
Holders of more than 5%
State Street Corporation (3)	12,703,273	5.4%

Directors and Executive Officers
David B. Milne (4)	809,319	*
Anthony Fernando (5)	1,496,118	*
Andrea Biffi (6)	348,037	*
Kevin Hobert	—	—
Jane H. Hsiao, Ph.D., MBA (7)	512,513	*
Elizabeth Kwo, M.D.	18,000	—
Richard C. Pfenniger, Jr. (8)	143,718	*
William N. Starling (9)	161,379	*
Shameze Rampertab (10)	158,366	*
All Directors and Executive Officers as a group (9 persons) (11)	3,647,449	1.5%

* Holds less than 1%

(1)

A person is deemed to be the beneficial owner of shares of Common Stock underlying stock options, restricted stock units (“RSUs”) or warrants held by that person that are exercisable or vested as of April 18, 2022 or that will become exercisable or vested within 60 days thereafter.

(2)

Based on 236,415,789 shares of Common Stock outstanding as of April 18, 2022. Each beneficial owner’s percentage ownership is determined assuming that options, RSUs and warrants that are held by such person (but not those held by any other person) and that are exercisable or vested as of April 18, 2022, or that will become exercisable or vested within 60 days thereafter, have been exercised or vested into Common Stock. The additional shares resulting from such exercise or vesting are included in both the numerator and denominator for such beneficial owner for purposes of their calculation.

(3)

The information from State Street Corporation was obtained from the Schedule 13G filed by State Street Corporation with the SEC on February 10, 2022. The address for State Street Corporation is State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

(4)

Consists of 590,653 shares of Common Stock directly owned by Mr. Milne, vested stock options to purchase 42,377 shares of Common Stock, 29,231 shares underlying RSUs that will vest within 60 days and exercisable warrants to purchase 147,058 shares of Common Stock.

(5)	Consists of 823,117 shares of Common Stock directly owned by Mr. Fernando, and vested stock options to purchase 673,001 shares of Common Stock.

(6)	Consists of 199,738 shares of Common Stock directly owned by Mr. Biffi and stock options to purchase 148,299 shares of Common Stock that are vested or will vest within 60 days.

(7)

Includes 307,664 shares of Common Stock directly owned by Dr. Hsiao, stock options to purchase 78,872 shares of Common Stock and 29,231 shares underlying RSUs that will vest within 60 days. Dr. Hsiao’s Common Stock holdings also include beneficial ownership of shares held by Hsu Gamma Investments, L.P. (“Hsu Gamma”), which holds 96,746 shares of Common Stock. Dr. Hsiao is the general partner of Hsu Gamma. Dr. Hsiao’s address is 4400 Biscayne Blvd, Miami, FL 33137.

(8)	Consists of 85,571 shares of Common Stock directly owned by Mr. Pfenniger, stock options to purchase 44,301 shares of Common Stock and 13,846 shares underlying RSUs that will vest within 60 days.

(9)

Consists of 27,010 shares of Common Stock directly owned by Mr. Starling, stock options to purchase 79,540 shares of Common Stock, and 13,846 shares underlying RSUs that will vest within 60 days. Mr. Starling’s Common Stock holdings also include beneficial ownership of 18,134 shares of Common Stock held by Synecor, L.L.C. William N. Starling is the chief executive officer of Synecor, L.L.C. Based on information made available to the Company, William N. Starling and Richard Stack share voting and investment control over the shares of Common Stock held by Synecor, L.L.C. Also includes 22,849 shares held by W. Starling and D. Starling, Trustees of the Starling Family Trust, UDT August 15, 1990.

(10)	Consists of 84,006 shares of Common Stock directly owned by Mr. Rampertab and vested stock options to purchase 74,360 shares of Common Stock.

(11)	Includes stock options to purchase 1,140,750 shares of Common Stock, warrants to purchase 147,058 shares of Common Stock and 86,154 shares underlying RSUs that will vest within 60 days.

The Company is not aware of any arrangements with any of the foregoing stockholders or any other stockholder of the Company that may result in a change in control of the Company.

MANAGEMENT

Our executive officers are appointed by the Board and serve until their successors have been elected and qualified or until their earlier resignation or removal by the Board. There are no family relationships among any of the directors and executive officers of the Company. In accordance with our amended and restated certificate of incorporation, as amended, incumbent directors are elected to serve until our next annual meeting and until each director’s successor is duly elected and qualified. No director or executive officer has been involved in any legal proceeding during the past ten years that is material to an evaluation of his or her ability or integrity. Paul LaViolette, the Chair of our Board since September 2013 retired from his position as a director and member of our Board Committees on December 31, 2021. We thank him for his service to the Company. David Milne was elected Chair of the Board in October 2021 to allow for a period of transition. In March 2022, Jane Hsiao notified the Company that she would not be standing for re-election. We thank Dr. Hsiao for her service to the Company.

The following table sets forth names, ages and positions with the Company for all directors and executive officers of the Company as of April 18, 2022:

			Director
Name	Age	Position	Since
Directors and Director Nominees
David B. Milne	59	Chair of the Board and Director Nominee	2013
Anthony Fernando	50	Chief Executive Officer, Director and Director Nominee	2019
Andrea Biffi	40	Director and Director Nominee	2015
Kevin Hobert	57	Director and Director Nominee	2021
Jane H. Hsiao, Ph.D., MBA	74	Director	2005
Elizabeth Kwo, M.D.	41	Director and Director Nominee	2021
Richard C. Pfenniger, Jr.	66	Director and Director Nominee	2005
William N. Starling	68	Director and Director Nominee	2013

Other Executive Officers
Shameze Rampertab	55	Executive Vice President and Chief Financial Officer

Directors

The following information summarizes, for each of our director nominees, and each of our directors during 2021, his or her principal occupations and other public company directorships for at least the last five years and information regarding the specific experiences, qualifications, attributes and skills of such director:

Director Nominees

David B. Milne. Mr. Milne has served as Chair of our Board since October 2021. Mr. Milne is currently a private investor and consultant. He was a Managing Partner at SV Health Investors (SVHI), a diversified health care venture fund, from 2005 to 2017. Prior to joining SVHI, he had 20 years of operating experience in the healthcare industry having worked at several leading public and private medical technology companies. From 1999 until joining SVHI in 2005, he held the position of Vice President of Corporate Business Development at Boston Scientific and was responsible for over 50 transactions totaling nearly $2 billion in acquisitions, equity investments and development partnerships. Previously Mr. Milne worked at Scimed Life Systems, Becton Dickinson and Parker Laboratories. Most recently, Mr. Milne was on the boards of Entellus Medical, a public company sold to Stryker, and Spinal Kinetics, a private company sold to Orthofix. He has also served on the board of directors of a number of additional public and private companies as well as several non-profit organizations. He holds an MBA in Marketing/Finance from New York University and a BS in Biology from Rutgers University. The Board believes Mr. Milne brings his managerial, leadership and operational experience, particularly his acquisition, equity investment, licensing and collaboration experience to provide insights and substantial contributions to our Board.

Anthony Fernando. Mr. Fernando became our President and Chief Executive Officer and a member of the Board on November 8, 2019. Prior to his appointment as our President and Chief Executive Officer, Mr. Fernando previously served as our Chief Operating Officer since June 1, 2017, as our Chief Technology Officer, since January 2016, and as our Vice President, International Development from August 2015 through January 2016. Previously, Mr. Fernando served as Vice President, Innovation and Technology, International, of Stryker Singapore Pvt. Ltd, a global medical technology company, from October 2013 until July 2015. From August 2010 until October 2013, Mr. Fernando served as Director of Research and Development, greater Asia, for Becton Dickinson & Company, a global medical technology company engaged in the development, manufacture and sale of medical devices. From July 2007 until July 2010, Mr. Fernando served as the Director of Research and Development, Asia – Environmental Health, at Perkinelmer Singapore Pvt. Ltd. Mr. Fernando holds a BSc and MSc, Mechanical Engineering from the University of Nevada Las Vegas and an MBA, Finance & Strategy from the University of North Carolina at Chapel Hill. The Board believes that Mr. Fernando’s more than 20 years of operational experience in the medical device industry, at both privately held and multi-national companies, and his knowledge of the industry, coupled with his deep understanding of our technologies, product candidates, market and history make him an essential contributor to our Board.

Andrea Biffi. Mr. Biffi is currently the Chief Executive Officer of Sofar S.p.A. (“Sofar”), a position he has held since June 2015, and he has served as a member of the board of directors of Sofar since November 2012. Mr. Biffi has worked for Sofar, or companies owned by Sofar, since January 2008. Prior to becoming Chief Executive Officer, Mr. Biffi was General Manager of Sofar from November 2012 until June 2015. From January 2008 until November 2013, Mr. Biffi served as General Manager of SOVETA BALTICA UAB, a Lithuanian subsidiary of Sofar, and different positions as a director of Sofar. Since the date of its incorporation in February 2013, Mr. Biffi has served as CEO and President of Sofar Swiss S.A., and since March 2016, he has served as Chairman of the board of directors of Sofar Americas Inc. Since December 2017, Mr. Biffi has served as President and board member of 1LAB SA. Since the date of its incorporation in October 2018, Mr. Biffi has served as sole director of BLL Invest srl. Since March 2021, Mr. Biffi has served as a director and CEO of Three Heads Investment, S.r.l. Since September 2019, he is president of the board of Lac2biome s.r.l., a probiotic company. Since May 2021, he is non-executive member of the board of Orion TopCo Limited Ltd. Mr. Biff is a non-controlling member of 1 Med S.A. Mr. Biffi’s knowledge of the development of the Senhance System, his extensive business experience in Europe and his chief executive officer experience in the pharmaceutical industry are skills he uses to play an integral role on our Board.

Kevin Hobert. Mr. Hobert was identified for possible Board service by a third-party search firm and first appointed as a director in July 2021. Mr. Hobert has served, since March 2022, as the President and Chief Executive Officer of Breg, Inc., a privately held orthopedic bracing and billing services company that advances patient orthopedic care. From September 2018 until March 2022, Mr. Hobert served as principal of Beaver Lake Advisors LLC, a consulting firm formed to provide industry and transaction advisory services to private equity funds. From May 2007 to August 2018, Mr. Hobert served as the Chief Executive Officer of Carestream Health Inc., a worldwide provider of medical imaging systems, X-ray imaging systems for non-destructive testing and precision contract coating services for a wide range of industrial, medical, electronic and other applications. Prior to May 2007, Mr. Hobert served in a variety of management positions for Kodak Health Group, a division of Eastman Kodak Company, and GE Medical Systems, Inc. (now GE Healthcare, Inc.). Mr. Hobert earned a B.S., Physics from the University of Wisconsin-Milwaukee. The Board has determined that Mr. Hobert’s operational experience in the medical device industry, as well as his experience in restructuring businesses, integrating acquisitions and advising private equity funds on industry and transactional matters will be helpful to the Company and its Board.

Elizabeth Kwo, M.D. Dr. Kwo was identified for possible Board service by a third-party search firm and first appointed as a director in July 2021. Dr. Kwo specializes in healthcare technology product development and medical management. Since March 2022 she has served as the Chief Medical Officer of Everly Health, Inc., a privately held company that offers laboratory testing for wellness monitoring, informational and educational uses. Prior thereto, from December 2020 to March 2022, she served as Deputy Chief Clinical Officer at Anthem, Inc. In that role, she is responsible for modernizing care management with predictive analytics and integrating technology and clinical data to create an improved automated patient and provider experience that drives down total medical costs and increases access to care. Dr. Kwo served as Staff Vice President, Clinical Analytics and Products for Anthem, Inc. from June 2020 to November 2020 and as Medical Director from November 2019 to May 2020. Prior to Anthem, Dr. Kwo co-founded and served as the chief executive officer of the telemedicine company InfiniteMD from 2015 to 2019. She previously worked in management roles at Medtronic, Inc., American Well Corporation, and founded multiple venture-backed companies in healthcare while continuing her academic appointment at Harvard Medical School as a Faculty Lecturer, a position she continues to hold. Dr. Kwo earned a B.A, in Human Biology from Stanford University, a M.D. from Harvard Medical School, an MBA from Harvard Business School, and an MPH from Harvard T.H. Chan School of Public Health. She completed her residency in Preventive Care at Harvard Preventive Care and is Board Certified in Preventive Care and Occupational Medicine. She currently serves on the board of directors of Flexion Therapeutics Inc., a biopharmaceutical company. From 2004 to 2005, she served as a Fulbright Fellow in Taiwan. The Board has determined that Dr. Kwo’s medical background, extensive experience with building and operating healthcare companies, and her focus on predictive analytics and integration of clinical data, will help her provide valuable insight for the Company and its Board.

Richard C. Pfenniger, Jr. Mr. Pfenniger is currently a private investor. During his career, Mr. Pfenniger has served as an executive officer of several companies, including as Chief Executive Officer and President of Continucare Corporation, a provider of physician services, from 2003 until 2011, and the Chairman of Continucare’s board of directors from 2002 until 2011. Additionally, Mr. Pfenniger served as CEO and Vice Chairman of Whitman Education Group, Inc., a post-secondary education provider, from 1997 until 2003. From 1994 to 1997, Mr. Pfenniger served as Chief Operating Officer of IVAX Corporation, and from 1989 to 1994 he served as Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Prior to that, Mr. Pfenniger was engaged in the private practice of law, and earlier in his career, Mr. Pfenniger worked as a C.P.A. with Price Waterhouse & Co. Mr. Pfenniger is a director of OPKO Health, Inc. (“OPKO”) and Co-Crystal Pharma, Inc. Mr. Pfenniger is a member and chair of the audit committee of OPKO. Mr. Pfenniger also serves as the Vice Chairman of the Board of Trustees and as a member of the Executive Committee of the Phillip and Patricia Frost Museum of Science. Mr. Pfenniger previously served as a director of GP Strategic Corporation, BioCardia, Inc., and Wright Investors’ Services Holdings, Inc. Mr. Pfenniger received his B.B.A. from Florida Atlantic University and his J.D. from the University of Florida. As a result of Mr. Pfenniger’s multi-faceted experience as a chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership and management advice to the Board in many critical areas. In addition, Mr. Pfenniger’s knowledge of the healthcare business has given him insight into many aspects of our business. Mr. Pfenniger also brings financial expertise to the Board, including through his service as Chairman of our Audit Committee.

William N. Starling. Mr. Starling was Managing Director of Synergy Life Science Partners, LP, a life science venture capital firm founded in 2006, and dissolved in 2020, and Chief Executive Officer and co-founder, in 2000, of Synecor, LLC, an incubator/accelerator for new medical device companies. As CEO of Synecor, Mr. Starling is a cofounder of BaroSense Inc., Bioerodible Vascular Solutions, Inc., InnerPulse, Inc., Asensus, Interventional Autonomics Corporation, NeuroTronik Limited, Aegis Surgical Limited, Atrius Limited, and Ventrius, Inc. Mr. Starling currently serves as CEO of Aegis Surgical, Atrius Limited and Ventrius, Inc., and as the Chairman of the board of directors of InnAVasc Medical, Inc. and as a board member of i360 Medical Limited, which are privately-held. He began his career in the medical technology device industry at American Edwards Laboratories and subsequently was part of the founding management team and Director of Marketing for Advanced Cardiovascular Systems, Inc.; a cofounder, Vice President and board member of Ventritex, Inc.; and a cofounder and Chairman of the board of directors and President/CEO of Cardiac Pathways Corporation. Mr. Starling received his BSBA degree from the University of North Carolina at Chapel Hill and his MBA degree from the University of Southern California. The Board believes that Mr. Starling’s experience in working with companies throughout their life cycle from start-up, through IPO to publicly traded, his extensive contributions to the medical device industry and his public company board experience make him a valuable contributor to our Board.

Directors during 2021 not standing for re-election

Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of OPKO since May 2007 and as a director of OPKO since February 2007. Since October 2008, Dr. Hsiao has served as Chairman of the Board and, since February 2012, Interim CEO of medical device developer, Non-Invasive Monitoring Systems, Inc. (NIMS). Dr. Hsiao previously served on the board of directors of Neovasc, Inc., and Cocrystal Pharma, Inc. Dr. Hsiao previously served as the Vice Chairman-Technical Affairs and Chief Technical Officer of IVAX, from 1995 until IVAX was acquired in January 2006 by Teva. Dr. Hsiao also served as Chairman, CEO and President of IVX Animal Health, IVAX’s veterinary products subsidiary, from 1998 until 2006, and as IVAX’s Chief Regulatory Officer from 1992 to 1995. Dr. Hsiao received her B.S. from National Taiwan University and her Ph.D. from the University of Illinois, Chicago. Dr. Hsiao’s background in building and growing companies in the pharmaceutical and medical device industry, her strong technical expertise, as well as her senior management experience and extensive board service allow her to play an integral role as a member of our Board. Her broad experience in many biotechnology and life science companies gives her a keen understanding and appreciation of the many regulatory and developmental issues confronting medical device, pharmaceutical and biotechnology companies.

Paul A. LaViolette. Mr. LaViolette served as Chair of our Board from September 2013 to October 2021 and as a director until December 31, 2021. Mr. LaViolette is Managing Partner and Chief Operating Officer at SV Health Investors (SVHI), a medical device value fund. He joined SVHI in 2009 and has over 38 years of global medical technology management experience. Prior to joining SVHI, Mr. LaViolette was most recently Chief Operating Officer at Boston Scientific Corporation (BSC), an $8 billion medical device leader. During his 15 years at BSC, he served as COO, Group President, Cardiovascular, Group President, EndoSurgery, President-Cardiology and President-International. Mr. LaViolette integrated two dozen acquisitions and led extensive product development, operations and worldwide commercial organizations as the company grew 20-fold. Mr. LaViolette previously held marketing and general management positions at CR Bard, and various marketing roles at Kendall (Covidien). Mr. LaViolette serves on the boards of Axon Therapies, Bardy Diagnostics, Inc., Cardiofocus, Inc., CSA Medical Inc., Corvia Medical, Inc., Endotronix, Inc., Soffio Medical, Inc., Stimwave LLC, ValenTx, Inc., and Ximedica, each of which are privately-held, as well as the Medical Device Manufacturers Association. Mr. LaViolette also serves as chairman on the board of Misonix, Inc., a publicly-held medical device company, and as director on the board of Edwards Lifesciences Corp., a publicly-held medical technology company. Mr. LaViolette received his B.A. in Psychology from Fairfield University and his MBA from Boston College. Mr. LaViolette’s broad experience and keen business judgment qualify him to serve on our Board, and as the Chairman of our Board. Mr. LaViolette’s vast medical device operating experience makes him knowledgeable in the areas of product launches, new product development, clinical and regulatory affairs, plant management, quality systems, international sales and marketing, acquisitions and integrations and the analysis of investment opportunities.

Executive Officers (Non-Board Members)

Shameze Rampertab. Mr. Rampertab joined the Company as Executive Vice President and Chief Financial Officer effective August 24, 2020. Previously, Mr. Rampertab served as Interim Chief Executive Officer from December 2019 to June 2020, Chief Financial Officer from March 2016 to August 2020, and Corporate Secretary and Director from April 2016 to August 2020 of Zomedica Corp., a publicly-held development stage veterinary diagnostic and pharmaceutical company. Mr. Rampertab acted as an independent consultant for a number of companies in respect of which he provided general financial advisory and accounting services prior to his appointment as Chief Financial Officer of Zomedica Corp., from November 2015 to March 2016. He served as the Chief Financial Officer of multiple publicly-traded health care companies including Profound Medical Corp. from October 2014 to November 2015 and Intellipharmaceutics International Inc. from October 2010 to October 2014. Mr. Rampertab is a chartered professional accountant and chartered accountant with twenty years of experience in capital markets, strategic planning and analysis. He holds an MBA from McMaster University and a Bachelor's degree in molecular genetics and molecular biology from the University of Toronto.

Director Independence

The Board, in the exercise of its reasonable business judgment, has determined that each of our current directors qualify as independent directors pursuant to the applicable NYSE American and SEC rules and regulations, except Mr. Fernando, who is currently employed as our President and Chief Executive Officer.

Board Leadership Structure and Role in Risk Management

The Company has a separate Chair of the Board, Mr. Milne, and Chief Executive Officer, Mr. Fernando. We believe that having an independent director serve as our Chair allows our Chief Executive Officer to focus on our daily business, while allowing the Chair of the Board to fulfill the fundamental Board leadership role, which includes providing advice to and independent oversight of our management.

The Chair of the Board role requires significant additional commitment, particularly as the Board’s oversight responsibilities continue to grow due to our expanding business operations. Our Board is committed to good corporate governance and believes that it is appropriate for an independent, highly-qualified, director to serve as its Chair.

Our Chair of the Board is responsible for the orderly functioning of our Board and enhancing its effectiveness. Our Chair guides Board processes, provides input on agenda items and presides at Board meetings. Additionally, our Chair acts as a liaison between our Board members and our executive management team, consulting regularly and providing guidance on Board-related matters.

During 2021, Mr. LaViolette served as Chair of our Board until October 2021. Mr. Milne was elected to serve as Chair and had a period of transition with Mr. LaViolette until his departure from the Board in December 2021. We thank Mr. LaViolette for his dedicated service to the Board and our Company.

The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory and strategic and reputational risks, including with respect to the COVID-19 outbreak. In connection with its reviews of the operations of the Company’s business and its corporate functions, the Board considers and addresses the primary risks associated with these operations and functions. Our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

In addition, each of the Board’s Committees, and particularly the Audit Committee, plays a role in overseeing risk management issues that fall within such Committee’s areas of responsibility. Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing the Company from a financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets regularly in executive sessions with the Company’s independent registered public accounting firm and reports any findings or issues to the full Board. In performing its functions, the Audit Committee and each standing committee of the Board has full access to management, as well as the ability to engage advisors. The Board receives regular reports from each of its standing committees regarding each committee’s particularized areas of focus.

Meetings of the Board and Committees and Description of Committees

Board of Directors

The Board held 12 meetings and acted by written consent on one occasion during the year ended December 31, 2021. Such meetings consisted of meetings at which a quorum of the directors was present in person or by telephone. Each of our directors attended greater than 75% of the meetings of the Board and the committees on which they served during 2021. The Company does not have a formal policy with regard to board members’ attendance at annual meetings, but encourages them to attend each stockholders’ meeting. All of the then-current directors attended our most recent annual meeting of stockholders, held on July 22, 2021, in person or by telephone.

Audit Committee

The current members of the Company’s Audit Committee are Mr. Pfenniger, Chair, Mr. Hobert and Mr. Milne. Mr. LaViolette served on the Audit Committee during 2021. Due to each member’s extensive experience in serving operating companies in both managerial and director capacities, the Board determined that each member has the requisite knowledge of financial statements and general understanding of financial and reporting matters to allow each such member to serve on the Audit Committee. The Audit Committee Charter is available on our website at www.asensus.com.

The Board, in the exercise of its reasonable business judgment and utilizing the general standards it applies for determining the independence of directors, has determined that each of the current and incoming Audit Committee members qualifies as independent pursuant to NYSE American Rule 803.

The Board has determined that Mr. Pfenniger is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The Board made this determination based on Mr. Pfenniger’s extensive career and background serving as an accountant and auditor as well as his serving various operating companies in both executive and director capacities.

The Audit Committee held seven meetings during the year ended December 31, 2021.

The following constitutes the report the Audit Committee has made to the Board:

Report of the Audit Committee

To the Board of Directors of Asensus Surgical, Inc.:

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K for fiscal year ended December 31, 2021 (the “Annual Report”), and has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board under Audit Standard No. 1301, Communications with Audit Committees and PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” including, without limitation, the Company’s critical accounting matters. Additionally, the Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm concerning its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee, and has discussed with the Company’s independent registered public accounting firm its independence.

In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the consolidated financial statements, and of the independent registered public accounting firm, which, in its integrated audit report, expresses an opinion on the conformity of the Company’s annual consolidated financial statements to generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited consolidated financial statements in the Annual Report.

Richard C. Pfenniger, Jr., Chair

Kevin Hobert

David B. Milne

February 22, 2022

Corporate Governance and Nominating Committee

The current members of the Company’s Corporate Governance and Nominating Committee are Mr. Starling, Chair, and Mr. Milne. Mr. LaViolette served on the Corporate and Nominating Committee during 2021. Due to each member’s extensive experience in serving operating companies in both managerial and director capacities, the Board determined that each member has the requisite knowledge and skills to allow each such member to serve on the Nominating Committee, and qualifies as independent pursuant to NYSE American Rule 803. The Corporate Governance and Nominating Committee charter is available on our web site at www.asensus.com.

Duties of the Corporate Governance and Nominating Committee include to (1) consider and recruit candidates to fill positions on the Board, (2) recommend to the Board nominees for election as directors at each annual meeting of stockholders, (3) maintain a policy regarding the consideration of director candidates recommended by the stockholders, (4) consider the removal of any director for cause, (5) review proposed changes to the Company’s certificate of incorporation and bylaws and make recommendations to the Board, (6) review the composition of each Board committee and make recommendations to the Board and (7) investigate, in its oversight role, any matter brought to its attention.

There have been no material changes to the procedures by which security holders may recommend nominees to the Company’s Board. Please see “Board Nominations by Security Holders” on pages 18 to 19 of this proxy statement for a description of such procedures. The specific process for evaluating new directors, including stockholder-recommended nominees, will vary based on an assessment of the then-current needs of the Board and the Company. The Corporate Governance and Nominating Committee will determine the desired profile of a new director, the competencies we are seeking, including experience in one or more of the following: highest personal and professional integrity, demonstrated exceptional ability and judgment and who shall be most effective in conjunction with the other nominees to the board, in collectively serving the long-term interests of the stockholders. Candidates will be evaluated in light of the target criteria chosen. The Corporate Governance and Nominating Committee does not have a formal diversity policy; in addition to the foregoing, it considers race and gender diversity in selection of qualified candidates.

The Corporate Governance and Nominating Committee held four meetings during the year ended December 31, 2021. On March 15, 2022, upon the recommendation of the Corporate Governance and Nominating Committee, the Board nominated the seven nominees identified in Proposal One to stand for election to the Board.

Compensation Committee

The current members of the Company’s Compensation Committee are Mr. Milne, Chair, Dr. Kwo, Mr. Starling and Mr. Pfenniger. Mr. LaViolette served on the Compensation Committee in 2021. Due to each member’s extensive experience in serving operating companies in both managerial and director capacities, the Board determined that each member has the requisite knowledge and skills to allow each such member to serve on the Compensation Committee. The Compensation Committee Charter is available on our website at www.asensus.com.

The Board, in the exercise of its reasonable business judgment and utilizing the general standards it applies for determining the independence of directors, has determined that each of the Compensation Committee members qualifies as independent pursuant to NYSE American Rule 803.

The Compensation Committee held four meetings during the year ended December 31, 2021.

Duties of the Compensation Committee include (1) evaluating the CEO’s performance and setting the CEO’s compensation based on this evaluation, (2) reviewing and approving the compensation of executive officers and other key officers of the Company, (3) considering, during its evaluation of chief executive officer and other executive officer compensation, the results of the most recent stockholder advisory vote on executive compensation, if and when required by the applicable securities laws, rules and regulations, (4) reviewing and approving incentive compensation plans and equity-based plans for which directors, executive officers and/or other key officers of the Company are eligible participants, (5) determining awards of stock, including stock options, pursuant to any of the Company’s equity-based plans now or in the future in effect and exercising such other power and authority as may be permitted or required under such plans, (6) reviewing from time to time and making recommendations to the Board regarding the compensation of directors and (7) reviewing and discussing with management the Company’s compensation disclosure and producing a report on executive compensation for inclusion in the Company’s annual proxy statement that complies with the rules and regulations of the SEC and any other applicable rules and regulations.

In administering the executive compensation program, the Compensation Committee aims to strike an appropriate balance among the elements and goals selected for short-term and long-term objections and the mix of compensation provided. As part of its review of the Company’s overall compensation program, the Compensation Committee assesses the risks identified in the Board’s risk management processes. The Compensation Committee does not believe the risks the Company faces are materially increased by the Company’s compensation programs. The Compensation Committee does not believe the compensation program creates a reasonable likelihood of a material adverse effect on the Company.

The Compensation Committee may also invite other directors and members of management to participate in their deliberations, or to provide information to the Committee for its consideration with respect to such deliberations, except that the chief executive officer may not be present for the deliberation of or the voting on compensation for the chief executive officer. The chief executive officer may, however, be present for the deliberation of or the voting on compensation for any other officer. The Compensation Committee also has authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee in its sole discretion deems appropriate. Since February 2020, the Compensation Committee has retained the services of Radford, which is part of the Rewards Solutions practice at Aon plc (“Radford”), a nationally recognized compensation consulting firm, to serve as its independent compensation consultant.

Environmental, Social and Governance Matters

Environmental

As a company, we are committed to encouraging and fostering sustainable practices to support the global environment. We comply with environmental regulations in each of our locations. We have a corporate goal of limiting the use of plastic with paper cups and recyclable materials and, prior to COVID, adopted a no plastic policy in our Milan office, which was interrupted due to the need for single-use packaging for health concerns during COVID. Our employees located in our European facilities are encouraged to travel by train rather than aircraft, and some employees benefit from local government incentives to use electric cars. We also put safety first in our locations. Our employees at our manufacturing facility in Italy follow mandatory safety training and take mandatory vision tests and a check-up by the occupational doctor every five years; we also have safety procedures which are drafted with assistance from a third-party safety consultant and updated twice a year.

Social

Company Culture

Our employees are passionate about the work they do and thrive in a collaborative environment that fosters creative solutions to complex problems. The Company fosters a significant amount of collaboration and synergy among employees. Team members at any level are encouraged to provide suggestions and input to enable the Company’s success.

Employee Demographics

As of December 31, 2021, we had 167 employees, including 153 full-time employees, of whom 55 were in the R&D department, 15 were in Quality and Regulatory Affairs, 34 were in marketing and sales, 29 were in Corporate Administration, and 20 were in Customer Care. As of December 31, 2021, approximately 33% of the Company’s workforce were female, and minorities represented approximately 24% of the Company’s workforce. As of December 31, 2021, approximately 58% of the Company’s employees were in the United States and 42% were outside of the United States. In 2021, our turnover rate was approximately 18% and we hired 48 full-time employees.

Diversity, Equity & Inclusion

We believe in contributing to a society that welcomes diverse voices and values differences in lived experiences, culture, religion, age, gender identity, sexual orientation, race, ethnicity, and neurodiversity. We are committed to ensuring this same environment for our employees – a culture where individuals feel safe, heard, and respected. We celebrate the uniqueness of our global workforce, especially in a company of our size, and appreciate that only through inclusion, ongoing learning, and partnership can we succeed.

In 2020, we created an internal webpage dedicated to diversity, equity and inclusion (“DEI”) resources for our employees, kicked off a DEI committee and partnered with a DEI alliance to further evolve our DEI efforts. In 2021, we launched e-learning modules hosted by a third-party to provide our employees with education and training on DEI topics.

COVID-19 Pandemic

Throughout the COVID-19 pandemic, employee safety is of top priority. Until August 2021, most of our employees globally worked from home since the beginning of the pandemic, except for those with a business need to engage in work onsite. Beginning in August 2021, we encouraged a return to the office on a hybrid basis, while monitoring the ongoing impact of the pandemic on our office locations. Ongoing safety measures remain in place at each of our locations including implementing pre-screening and social distancing requirements in addition to providing PPE. Our Global Prevention Team continues to monitor the impact of the pandemic on our global workforce and to carry out our ongoing planning and response efforts. We increased our employee communications to ensure frequent connections while working remotely across the company including regular all-hands meetings and employee newsletters.

Health & Wellness

Throughout 2021, health and wellness was a key focus of the Company, especially in light of the ongoing pandemic and new variants. Many of our employee communications focused on the physical and mental health of our employees. We remain committed to providing our workforce with flexible remote working schedules to suit their personal needs through this challenging time. We also continue to benchmark all of our health insurance offerings to ensure plan competitiveness.

People Strategy

Our People Strategy is to create and maintain a culture of high performance and accountability through the attraction, retention and development of expert talent. To enhance our employees’ satisfaction and retention, we offer ongoing training opportunities that support professional growth. We have an annual performance review process for all employees worldwide to review performance and inform compensation recommendations. We compete for top talent with effective recruitment strategies, well defined roles and attractive total compensation packages. We keep talent engaged through appreciation, communication and creation of a great work environment. We support employee growth professionally and personally through formal and informal opportunities and leadership support.

Employee Engagement

We partner with Gallup, Inc., a global analytics and advice firm, to monitor and improve the engagement of our workforce. Gallup’s Q12 survey measures employee engagement based on twelve key needs of employees. We utilize survey results to identify strengths and weaknesses and create action plans to improve engagement and ultimately team performance. In 2021, we saw an increase in our engagement score over the prior year. We continue to incorporate Gallup’s programs into our overall People Strategy.

Compensation

In addition to competitive base salaries, we offer incentive-based compensation programs tied to the performance of key objectives. We also provide compensation in the form of retention grants of restricted stock units and/or stock options, which we believe help align longer term employee incentives with our company performance. Ensuring fair and equitable pay is also an important commitment we make to our employees.

Governance

General

Our Board of Directors, through its Nominating and Corporate Governance Committee, evaluates the governance and management practices of the Company. We believe our corporate governance guidelines and structure provide our stockholders with a dedicated, qualified and skilled board of directors and management team. Our governance structure includes:

●	annual elections of all board members;
●	an independent Board chair and separation of the CEO/Chair role;
●	diversity in skills, gender and ethnicity in our board and management team;
●	the addition of two new board members in 2021 and transition of our Board chair; and

●	the ability of stockholders to propose candidates for potential nomination to the board and proposals for consideration by stockholders at annual meetings.

Board Diversity

We are also focused on incorporating DEI principles into our governance structure and believe having a mix of backgrounds and experience in our Board composition is essential to understanding and reflecting the needs of our diverse stakeholders. Currently, two of eight board members (25%) self-identify as women, and three of our eight Board members self-identify as individuals from underrepresented communities (38%) (defined as an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender). In 2021, our Corporate Governance and Nominating Committee conducted a search for new director candidates. Our Board strives to seek and retain Board members with the skills and experience necessary to assist the Company in its growth. Diversity of our Board is evaluated by considering a range of attributes, including background, demographics, expertise, experience, race, gender and national origin.

Board Self-Evaluation

Every other year, the directors complete a self-evaluation process, administered by an outside party, to assess the performance of the Board and each of its committees. The self-evaluation process was last completed in 2021. The focus of the 2021 evaluation was on the attributes desired in new Board candidates, and an evaluation of the Board’s role in implementing the Company’s strategic plan.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or, in the past fiscal year has been, an officer or employee of the Company or a predecessor. In addition, during the year ended December 31, 2021, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer and other persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website at www.asensus.com. We intend to post amendments to, or waivers from a provision of, our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer or persons performing similar functions on our website.

No Hedging/Pledging

The Code of Business Conduct and Ethics prohibits any director or executive officer of the Company from hedging their ownership of the Company’s stock, including trading in publicly-traded options, puts, calls or other derivative instruments related to the Company’s securities. In addition, any directors and executive officers are prohibited from selling “short” our securities to the extent required by federal securities laws.

Review and Approval of Transactions with Related Persons

In accordance with our Code of Business Conduct and Ethics, and Audit Committee procedures, the Audit Committee of our Board reviews and approves all transactions that are required to be reported under Item 404(a) of Regulation S-K, including the transaction described above, and any other related person transactions in which the Company engages. In order to approve a related person transaction, the Audit Committee requires that (i) such transactions be fair and reasonable to us at the time it is authorized by the Audit Committee and (ii) such transaction must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related person transaction.

Communication with the Board

Interested parties who want to communicate with the independent or non-management directors as a group, with the Board as a whole, any Board committee or any individual Board members should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Corporate Secretary, Asensus Surgical, Inc., 1 TW Alexander Drive, Suite 160 Durham, North Carolina 27703, call the Corporate Secretary at (919) 795-8400 or email the Corporate Secretary at corporatesecretary@asensus.com. The Corporate Secretary will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.

There have been no changes to the procedures by which interested parties may communicate with the Board.

Board Nominations by Security Holders

The Corporate Governance and Nominating Committee considers nominees proposed by our stockholders. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, you may submit the candidate’s name by delivering notice in writing to our Corporate Secretary, Asensus Surgical, Inc., 1 TW Alexander Drive, Suite 160, Durham, North Carolina 27703, or via email at corporatesecretary@asensus.com.

A stockholder nomination submitted to the Corporate Governance and Nominating Committee must include at least the following information (and can include such other information the person submitting the recommendation desires to include), and must be submitted to the Company in writing:

(i)    The name, address, telephone number, fax number and e-mail address of the person submitting the recommendation;

(ii)    The number of shares and description of the Company voting securities held by the person submitting the nomination and whether such person is holding the shares through a brokerage account (and if so, the name of the broker-dealer) or directly;

(iii)    The name, address, telephone number, fax number and e-mail address of the person being recommended to the Corporate Governance and Nominating Committee to stand for election at the next annual meeting (the “proposed nominee”) together with information regarding such person’s education (including degrees obtained and dates), business experience during the past ten years, professional affiliations during the past ten years, and other relevant information;

(iv)    Information regarding any family relationships of the proposed nominee as required by Item 401(d) of SEC Regulation S-K;

(v)    Information whether the proposed nominee or the person submitting the recommendation has (within the ten years prior to the recommendation) been involved in legal proceedings of the type described in Item 401(f) of SEC Regulation S-K (and if so, provide the information regarding those legal proceedings required by Item 401(f) of Regulation S-K);

(vi)    Information regarding the proposed nominee’s ownership of shares in the Company required by Item 403 of Regulation S-K;

(vii)    Information regarding certain relationships and related party transactions of the proposed nominee as required by Item 404 of Regulation S-K; and

(viii)    The signed consent of the proposed nominee in which he or she consents to being nominated as a director of the Company if selected by the Corporate Governance and Nominating Committee, states his or her willingness to serve as a director, if elected, for compensation not greater than that described in the most recent proxy statement; states whether the proposed nominee is “independent” as defined by NYSE American Rule 803; and attests to the accuracy of the information submitted in such consent.

For next year’s annual meeting, which is expected to be held in June 2023, nominations should be submitted no sooner than December 22, 2022 and no later than January 20, 2023.

When the information required above has been received, the Corporate Governance and Nominating Committee will evaluate the proposed nominee based on the criteria described below, with the principal criteria being the needs of the Company and the qualifications of such proposed nominee to fulfill those needs.

The process for evaluating a director nominee is the same whether a nominee is recommended by a stockholder or by an existing officer or director. The Corporate Governance and Nominating Committee has established criteria for selection of potential directors, taking into consideration the following attributes which are desirable for a member of our Board: leadership; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints. The Corporate Governance and Nominating Committee will periodically assess the criteria to ensure it is consistent with best practices and the goals of the Company; identify individuals who satisfy the criteria for selection to the Board and, after consultation with the Chair of the Board, make recommendations to the Board on new candidates for Board membership; and receive and evaluate nominations for Board membership which are recommended by existing directors, corporate officers, or stockholders in accordance with policies set by the Corporate Governance and Nominating Committee and applicable laws.

Certain Relationships and Related Transactions

In September 2015, the Company completed the acquisition of its Senhance System using a combination of cash, stock and potential post-acquisition milestone payments. On December 30, 2016, the Company entered into an amendment to the Senhance acquisition purchase agreement with Sofar to restructure the terms of the second tranche of payments due under the agreement. Under the amendment, the second tranche was restructured to reduce the contingent cash consideration by €5.0 million in exchange for the issuance of shares of the Company’s Common Stock with an aggregate fair market value of €5.0 million. On January 4, 2017, the Company issued to Sofar 286,360 shares of the Common Stock with a fair value of €5.0 million. Sofar owned more than five percent of the Company’s outstanding Common Stock until the Company’s subsequent issuances of Common Stock caused Sofar’s ownership percentage to fall below five percent effective March 10, 2020.

In March 2018, Asensus Surgical Europe S.à.r.l entered into a Service Supply Agreement with 1 Med S.A. for certain regulatory consulting services. Andrea Biffi, a current member of the Company’s Board of Directors, owns a non-controlling interest in 1 Med S.A. Expenses under the Service Supply Agreement were approximately $186,000 and $110,000 for the years ended December 31, 2021 and 2020, respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program for our named executive officers (“Named Executive Officers”) during the year ended December 31, 2021. The following discussion focuses on our compensation program and compensation‑related decisions for 2021 and also addresses why we believe our compensation program is appropriate for the Company.

Business Overview for 2021

Asensus Surgical, Inc. is a medical device company that is digitizing the interface between the surgeon and the patient to pioneer a new era of Performance-Guided Surgery™ by unlocking clinical intelligence for surgeons to enable consistently superior outcomes and a new standard of laparoscopic surgery. This builds upon the foundation of Digital Laparoscopy with our Senhance® Surgical System powered by the Intelligent Surgical Unit™ (ISU™) to increase surgeon control and reduce surgical variability. With the addition of machine vision, augmented intelligence, and deep learning capabilities throughout the surgical experience, we intend to holistically address the current clinical, cognitive and economic shortcomings that drive surgical outcomes and value-based healthcare.

Our mission is focused on leveraging robotic technologies, augmented intelligence, and machine learning capabilities to: reduce variability in surgery, drive more predictable outcomes, optimize resources and costs, and work with hospital systems that strive to employ innovative healthcare strategies. By leveraging advanced digital technologies, we aim to enable surgeons to take the best surgical practices and techniques from everywhere and utilize them to help improve outcomes, reduce variability, control the unexpected, reduce costs, reduce cognitive and physical fatigue of surgeons, and provide patients with the best care possible. We believe that by digitizing the interface between the surgeon and patient, we can unlock clinical intelligence to pioneer a new era of surgery, which we are calling Performance-Guided Surgery.

When we introduced Digital Laparoscopy, our intention was to help surgeons minimize surgical variability in a cost-effective manner. The next logical step in the progression is looking for ways to deliver clinical intelligence and analytics, which we believe can be enabled by what we refer to as Performance-Guided Surgery.

Performance-Guided Surgery builds upon our foundation of Digital Laparoscopy by adding machine vision, augmented intelligence, and deep learning capabilities through all surgical phases to help guide improved decision making, enriched collaboration, and enhanced predictability for all surgeons (independent of skill level and experience). Our Performance-Guided Surgery strategy is composed of the following framework:

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Pre-operative - in what we call “intelligent preparation,” our machine learning models will take data from all procedures done utilizing our current Senhance System with the ISU, such as tracking surgical motion and team interaction, to create a large and constantly improving database of surgeries and their outcomes to enable surgeons to best inform their approach and surgical setup.

●

Intra-operative – we believe the Senhance System provides “perceptive real-time guidance” for intra-operative tasks, allowing any surgeon performing a procedure with the Senhance System to perform multiple tasks and benefit from the collective knowledge and rules-based performance of thousands of other successful Senhance-based procedures. Not only will this provide the surgeon with a pathway to better outcomes, but we also believe it will ultimately help reduce the cognitive load of the surgeons.

●

Post-operative – finally, by tapping into the vast amount of data captured during procedures, surgeons and operating room staff will be able to get “performance analytics” with actionable assessments of their performance giving them the information needed to improve performance over time. We intend to establish a new standard of analytics to improve not only the skills of all surgeons but move towards best-practice-sharing that bridges the global surgeon community.

We continue the market development for and commercialization of the Senhance® Surgical System, which digitizes laparoscopic minimally invasive surgery, or MIS. The Senhance System is the first and only multi-port, digital laparoscopy platform designed to maintain laparoscopic MIS standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including 3mm microlaparoscopic instruments, 5mm articulating instruments, eye-sensing camera control and fully-reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy.

Our strategy is to focus on the market development, commercialization, and further development of the Senhance System. We further believe that:

●	laparoscopic robotic surgery will need to continue to evolve given the pressures of value-based healthcare and existing operating room inefficiencies, surgical variability, and workforce challenges;
●

with the Senhance System, surgeons can benefit from the haptic feedback, enhanced three-dimensional, high definition, or 3DHD, vision, and open architecture consistent with current laparoscopic surgery procedures; and

●

patients will continue to seek a minimally invasive option, offering minimal scarring and fewer incisions, for many common general abdominal and gynecologic surgeries, which desires are addressed by the Senhance System.

The Senhance System addresses these key challenges for laparoscopic surgeons and hospitals by delivering the benefits of robotics with improved control of the surgical field, enhanced visualization and camera control and improved ergonomics, coupled with the familiarity of laparoscopic motion and consistent per-procedure costs.

The Senhance System is available for sale in Europe, the United States, Japan, Taiwan, Russia, to the extent lawful, and select other countries.

Our focus over the last few years has been on seeking regulatory approvals and clearances for the Senhance System and related product offerings and instruments and pursuing commercialization of our products. The following chart describes our success in achieving regulatory clearances and approvals to date.

Product/Indications	FDA Clearance	CE Mark	Other Approvals
Senhance System	October 2017	January 2012	Taiwan – April 2018 Japan – May 2019 Russian Federation – December 2020
Indications for Use of Senhance System
● Initial general surgery indications for laparoscopic colorectal and gynecologic surgery procedures	October 2017	N/A	N/A
● Extended to cholecystectomy and inguinal hernia repair	May 2018	N/A	N/A
● Extended to hiatal and paraesophageal hernia, sleeve gastrectomy, and sacrocolpopexy	March 2021	N/A	N/A
● General surgery indications

General laparoscopic surgical procedures and laparoscopic gynecologic surgery in a total of 31 indicated procedures, including benign and oncologic procedures, laparoscopic inguinal, hiatal and paraesophageal hernia, sleeve gastrectomy and laparoscopic cholecystectomy

		For adult and pediatric laparoscopic abdominal and pelvic surgery, as well as limited thoracic surgeries excluding cardiac and vascular surgery	Japan – regulatory approval and reimbursement for 98 laparoscopic procedures – July 2019
● Pediatric indications	N/A	February 2020	N/A
Instruments and Other Products
● Intelligent Surgical Unit, or ISU (1)	Initial - March 2020 Expansion of augmented intelligence in August 2021	January 2021	Japan - December 2020
● 5mm articulating instruments	July 2021	September 2018	N/A
● 3mm diameter instruments	October 2018	April 2019	Taiwan - November 2018 Japan - October 2019
● Senhance ultrasonic system	January 2019	September 2018	Japan - October 2020
● 3 and 5mm hooks	5mm July 2019 3mm November 2019	December 2019	Japan - December 2020

(1) The ISU enables machine vision-driven control of the camera for a surgeon by responding to commands and recognizing certain objects and locations in the surgical fields and allows a surgeon to change the visualized field of view using the movement of their instruments. The newest ISU features expand upon these capabilities and introduce more advanced features including 3D measurement, digital tagging, image enhancement, and enhanced camera control based on real-time data from anatomical structures while performing surgery. We acquired the assets used in the development of the ISU as part of our October 2018 acquisition of the assets, intellectual property and highly experienced multidisciplinary personnel of Medical Surgical Technologies, Inc., or MST, an Israeli-based medical technology company.

We also focused on expanding the indications for use of the Senhance System. As of March 2021, the Senhance System is FDA cleared for use in general laparoscopic surgical procedures and laparoscopic gynecologic surgery in a total of 31 indicated procedures, including benign and oncologic procedures, laparoscopic inguinal, hiatal and paraesophageal hernia, sleeve gastrectomy and laparoscopic cholecystectomy. We continue to make additional submissions for clearance or approval for enhancements to the Senhance System and related instruments and accessories, including additional filings and approvals sought in Japan.

From our inception, we devoted a substantial percentage of our resources to research and development and start-up activities, consisting primarily of product design and development, clinical studies, manufacturing, recruiting qualified personnel and raising capital.  We expect to continue to invest in research and development and market development as we implement our strategy. As a result, we will need to generate significant revenue in order to achieve profitability.

Compensation philosophy

The Company believes it is vital to link executive compensation to corporate performance and to create incentives for management to enhance Company value. In accordance with its compensation philosophy, the Company seeks to attract and retain employees through salary levels that are competitive with the local market and similarly situated companies but generally to follow the market rather than lead the market, particularly with respect to cash compensation, and offer attractive equity and cash-based incentive components to align compensation with Company performance objectives. The Company desires, over time, to move total direct compensation toward the median of comparable companies, while remaining more aggressive in the use of equity-based compensation, but not in a market leader position. The Company believes this approach allows it to attract and retain candidates that support the Company culture of being motivated by aggressive goals and optimism about the future, while permitting the Company to preserve the use of cash for incentive compensation. In 2021, the Compensation Committee determined that time-based equity compensation has significant retentive value for the Named Executive Officers, but also increase, and annually evaluates, the percentage of performance-based compensation.

In this period of high demand for management employees, the Compensation Committee and Board believe it is important to remain competitive in the Company’s industry and location by offering the right mix of cash and equity compensation and benefit programs.

The Compensation Committee’s focus for 2021 was to establish a program to provide compensation to the executives aligned with the Company’s strategy of market development, commercialization, and further development of the Senhance System.

Procedures for determining compensation

Our Compensation Committee has the overall responsibility for designing and evaluating the compensation policies and programs for our Named Executive Officers. Over the past few years, the Compensation Committee and the Board have worked with management to update the Company’s executive compensation program to (1) highlight the importance of equity-based compensation to the Named Executive Officers, (2) increase the performance-based portion of total compensation and (3) re‑evaluate and annually assess the Company’s peer group.

In 2020, the Compensation Committee, with assistance from Radford, selected a peer group to provide data to the Compensation Committee. The peer group consists of companies in the medical device and medical tool industries, with a focus on robotics where possible. We focused on companies of similar size and business complexity with a range of revenues, market capitalization, time since IPO, and employees, among other factors, that we believe provide reasonable comparisons, trends and business activities for the Company. The same peer group was used in making 2021 compensation decisions, as adjusted for departures.

The peer group of companies consists of the following 18 active reporting companies:

Asensus Peer Group of Companies

Apollo Endosurgery, Inc.	IRIDEX Corporation
Apyx Medical Corporation	Microbot Medical Inc.
AxoGen, Inc.	Myomo, Inc.
Bionano Genomics, Inc.	Neuronetics, Inc.
Conformis, Inc.	Ra Medical Systems, Inc.
Cutera, Inc.	Rockwell Medical, Inc.
Cytosorbents Corporation	Second Sight Medical Products, Inc.
electroCore, Inc.	Surmodics, Inc.
IRadimed Corporation	ViewRay, Inc.

Based on the peer group analysis, and other factors considered by the Compensation Committee, the base salary for the Named Executive Officers were determined to be at the median of the peer group and the bonus opportunity of 75% of base salary for Mr. Fernando and 50% for Mr. Rampertab considered to be consistent with peer groups and appropriate.

With respect to the compensation for the Chief Executive Officer, each year the Compensation Committee evaluates the Chief Executive Officer’s performance, sets his compensation and approves his compensation and recommends it to the non-employee directors on the Board for approval.

Our Chief Executive Officer plays a significant role in the compensation-setting process of the other Named Executive Officers and makes recommendations to the Compensation Committee concerning performance objectives and salary and bonus levels for the other Named Executive Officers and executive team. The Compensation Committee, at least annually, discusses such recommendations with the Chief Executive Officer. The Compensation Committee may, in its sole discretion, approve, in whole or in part, the recommendations of the Chief Executive Officer. In 2021, the Compensation Committee approved the Chief Executive Officer’s recommendations for salary, bonus and long‑term equity awards for the other Named Executive Officer.

At each of the annual meetings of stockholders held in 2019, 2020 and 2021, the stockholder advisory votes on say on pay were disappointing, ranging from 61% to 72% of the votes cast on the advisory matter after a 95% approval vote for compensation in 2018. The Compensation Committee monitors and considers these advisory vote results in making compensation decisions. In 2020 and 2021, the Compensation Committee increased the percentage of compensation of the Named Executive Officers that is performance-based, partly as a result of such say on pay votes. The Company is enhancing its disclosure of compensation decisions made to provide stockholders with additional information. The Compensation Committee will continue to monitor the annual say-on-pay results and include such results in its annual executive compensation analysis.

At the 2021 Annual Meeting of Stockholders, the stockholders approved, on an advisory basis, annual advisory votes for the compensation paid to the Named Executive Officers. The Board had recommended such annual frequency and adopted the presentation of annual say-on-pay advisory votes beginning in 2022.

Elements of compensation

The compensation of our Named Executive Officers consists of fixed and variable compensation:

	Compensation Element	Form	Compensation Objective	Relation to Objective
Fixed	Base Salary	Fixed annual cash, paid semi-monthly	Provide the Named Executive Officers with consistent income and to attract and retain talented and experienced executives capable of leading our product development, operations and strategic growth	Base salaries can be assessed against similar positions with the Company or peer group companies

Variable (Performance and/or Stock-based Compensation)	Annual Cash Incentive Plan	Variable cash paid on an annual basis upon the achievement of pre-established goals	Designed to recognize and reward the Named Executive Officers, for contributing towards the achievement of our annual corporate business plan.	Reward for near-term operating performance and the achievement of milestones critical to the Company’s success

		Stock Options RSUs	Align the Named Executive Officer interests with stockholders; retain key executives	Provide equity that will have the same value as shares owned by stockholders
	Long-Term Equity Incentive Awards	Performance-based RSUs	Align the Named Executive Officer interests with stockholders; creates a strong financial incentive to achieve or exceed performance goals	The Named Executive Officers receive equity only if the pre-established goals are received

Base Salary

Mr. Fernando’s base salary was not increased for 2021. Mr. Rampertab’s base salary was increased in 2021 as set forth in his employment agreement. The Named Executive Officers did not have base salary increases for 2022. The 2021 base salaries for the Named Executive Officers are set forth in the Summary Compensation Table following this CD&A.

2021 Incentive Plan

The Compensation Committee believes the 2021 annual incentive plan (the “Incentive Plan”) serves as a valuable short-term incentive program for providing cash bonus opportunities for executives upon achievement of targeted product development and operating results. The maximum annual cash incentive plan award opportunity was 75% for Mr. Fernando and 50% of base salary for Mr. Rampertab. For the Named Executive Officers, the 2021 goals were 100% weighted on the approved corporate goals.

The 2021 Incentive Plan corporate goals, and their weightings were:

Category	Category Weight	Goal Weight	Goal
Revenue ($M)	20%	20%	Achieve $9.0 M in revenue

		15%	2,000 surgeries performed globally with Senhance

		10%	12 new clinical programs initiated
Clinical	40%
		5%	20 foundational sites

		10%	4 health economic publications/data set

		5%	Articulation 510(k) submission

		5%	Articulating Adapter CE submission
Portfolio	15%
		5%	Additional ISU FDA submission

Finance	25%	25%	Budget vs. actual performance (on a cash basis)

At a meeting held in February 2022, the Compensation Committee reviewed the achievement of the corporate goals under the 2021 Incentive Plan. The Compensation Committee considered 2021 revenue of $8.2 M, the performance of 2,100 surgeries globally using the Senhance Surgical System, receipt of 510(k) clearance for articulating instruments, submission of a 510(k) application for the expanded capabilities of the ISU by June 2021, and the ability to reduce expenses, below budget, in 2021 for general and administrative, research and development and sales and marketing, on a cash basis, in making its determination. The remaining goals were determined not to be achieved. The Compensation Committee also noted the impact of additional COVID-19 pandemic surges and other factors determined to be outside the Company’s control, as well recognizing the ability of the Company employees to achieve the 2021 results despite such challenges. After considering the foregoing factors, the Compensation Committee approved annual incentive plan payouts at 85% of the target bonus levels under the 2021 Incentive Plan. The 2021 Incentive Plan bonuses for the Named Executive Officers are set forth in the Summary Compensation Table following this CD&A. These bonuses were paid in the first quarter of 2022.

Long-term equity awards

For 2021, the Compensation Committee determined that it was important to provide a mix of one-third each of stock options, time-based RSUs and performance-based RSUs (“PRSUs). Based on its review of the peer group data and other information provided to the Compensation Committee by Radford, the Compensation Committee believes that it is important to include performance-based equity in the mix of equity awards, while retaining the retentive value of time-based RSUs and stock options. The time-based stock option awards and RSUs granted to the Named Executive Officers vest over a three year period in equal installments. For 2021, the performance factor for the PRSUs was the performance of more than 2,000 surgical cases globally using the Senhance Surgical System on a twelve month trailing average during the performance period. The performance period was January 1, 2021 through October 1, 2022. The performance goal was achieved as of December 31, 2021, therefore the PRSUs vested or will vest in three equal installments on February 4, 2022, 2023 and 2024.

The performance goal for the PRSUs made for 2022 continued to use global surgery performance as the performance goal, as the Compensation Committee determined that a focus on increasing the utilization of the Senhance Surgical System was key to the Company’s strategic plan.

The grant date value of the equity awards made to the Named Executive Officers in 2021 are set forth in the Summary Compensation Table following this CD&A.

2021 and 2022 Discretionary Retention Bonuses

In addition, the Compensation Committee and the independent members of the Board approved discretionary retention bonuses consisting of cash and RSUs with a one-year cliff vesting period for the Named Executive Officers for 2021 and 2022 as set forth below. These discretionary awards were made after careful consideration of the extraordinary efforts of the executive officers, particularly Mr. Fernando, in leading the Company through the challenges of 2020 and 2021, achieving success in the reaching the pre-established corporate goals despite such challenges, and maintaining the Company’s focus on its strategic goals while securing financing for the Company expected to extend its cash reach into 2024, and adapting to the impact of COVID-19 surges on the Company’s business and strategic focus. The Compensation Committee also considered the executive officers’ compensation as compared to the peer company executive compensation data for the Company’s peer group of companies in making these awards. The Compensation Committee believes it is important to maintain equity compensation for the Named Executive Officers to align their interests with those of stockholders. Following these awards the executive officers collectively hold shares and equity awards equal to approximately 2.9% of outstanding shares.

2021 Discretionary Retention Bonus
Executive Officer	RSUs	Cash
Anthony Fernando, President and Chief Executive Officer	295,900	$500,000
Shameze Rampertab, EVP and Chief Financial Officer	59,200	$50,000
2022 Discretionary Retention Bonus
Executive Officer	RSUs	Cash
Anthony Fernando, President and Chief Executive Officer	280,899	$250,000
Shameze Rampertab, EVP and Chief Financial Officer	84,270	$75,000

The discretionary retention bonuses are included in the Summary Compensation Table following this CD&A.

Other benefits

Perquisites and other benefits - We offer our Named Executive Officers modest perquisites and other personal benefits that we believe are reasonable and in our best interest and generally in line with benefits we offer to all of our employees. The benefits were reviewed by management and the Compensation Committee in 2021 and, as a recruiting and retention tool, a 401(k) plan match of 100% of the first 3% of pay and 50% of the next 2% of pay was approved for the Company’s existing 401(k) plan. See the disclosure in the Summary Compensation Table for more information regarding benefits paid in 2021.

Employment agreements and severance benefits - We have entered into employment agreements with each Named Executive Officer. These agreements provide our Named Executive Officers with certain severance benefits in the event of involuntary termination. See “Executive Compensation — Agreements with Named Executive Officers.”

Pension benefits - The Company has no defined benefit plans, supplemental executive retirement plans or actuarial plans in which the Named Executive Officers participate.

Nonqualified defined contribution and other deferred compensation plans – The Company does not have a non-qualified defined contribution plan.

In December 2021, the Board approved the 2021 Executive Deferred Compensation Plan a non-qualified deferred compensation plan for the executives of the Company (the “Deferred Compensation Plan”).  Mr. Fernando is the only participant in the Deferred Compensation Plan.  Under the Deferred Compensation Plan, Mr. Fernando is entitled to defer base salary and bonus compensation at his election, and to receive the same 401(k) plan match as other employees.  Mr. Fernando did not defer any base salary or bonus for 2021, and no contributions were made for 2021.  The minimum annual deferrable amount is 1% and the maximum is 50% of base annual salary and 100% of his annual bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned.  Participants are always 100% vested in their own contributions, but Company matching contributions vest one-third per year of service with the Company. Therefore, participants with three or more years of service are fully vested in Company matching contributions under the Deferred Compensation Plan. However, for employees with less than three years of service, all Company matching contributions become immediately and fully vested upon death, disability, or a change in control of the Company, as defined in the Deferred Compensation Plan. The Compensation Committee may accelerate vesting of the Company’s contributions if a participant terminates his or her employment because of disability or his or her involuntary termination of employment. The Deferred Compensation Plan also permits the Company, in its sole discretion, to make additional contributions that may vary among participants, and to determine the terms, including vesting, to be applied to such contributions.

Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon disability, death or termination of services with the Company. A participant’s own contributions will be paid in the form of a lump sum payment; Company contributions will be paid in three annual installments. At the time of the initial deferral of salary and bonus, a participant may elect to receive a distribution of all or a percentage of his or her contributions during employment, which the participant can elect to further defer for at least five years during employment if the election is made at least 12 months prior to the scheduled distribution. Certain specified employees have a six-month delay imposed upon distributions pursuant to a separation from service or than upon death, as required by the final Code section 409A regulations.

In the event of a change in control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a “change in control event” under Code section 409A.

Participants will be permitted to select a deemed investment return on contributions held under the terms of the Deferred Compensation Plan, and such deemed gains and losses will determine the amounts to be distributed to participants.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K and in its proxy statement for the 2022 Annual Meeting of Stockholders.

David B. Milne, Chair
Elizabeth Kwo
Richard Pfenniger

William Starling

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Executive Compensation Tables

The named executive officers (“Named Executive Officers”) for 2021 are Anthony Fernando, our Chief Executive Officer (“CEO”) and President, and Shameze Rampertab, our Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”). The following table provides the compensation of our Named Executive Officers for the years ended December 31, 2021, 2020 and 2019.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)(1)(3)(4)	Option Awards ($)(1)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	Total ($)
Anthony Fernando, President and CEO (6)	2021	440,000	250,000	4,353,055	1,765,839	280,500	7,089,394
	2020	429,687	720,000	779,000	333,850	211,200	2,473,737
	2019	391,875	—	864,530	920,027	—	2,176,432

Shameze Rampertab, EVP and CFO (7)	2021	325,000	75,000	454,205	148,641	138,125	1,140,971
	2020	97,396	50,000	21,000	50,100	32,154	250,650
	2019	—	—	—	—	—	—

(1)

Total compensation for the Named Executive Officers is determined by the Compensation Committee each year, based on its evaluation of the needs of the Company, the desire to recruit and retain top management to advance the Company’s goals, and competition for executives in the industry. For 2020, the base salary for Mr. Fernando was reduced for two months as part of the Company’s expense reductions associated with the COVID-19 pandemic.

(2)

Represents a discretionary retention bonus for each of Mr. Fernando and Mr. Rampertab for 2021, and two bonuses for Mr. Fernando, and one bonus for Mr. Rampertab for 2020. In October 2019, as part of the Company’s restructuring program and management changes in the fourth quarter of 2019, the Board approved a short-term retention plan to provide a short-term bonus to Mr. Fernando for continued service to the Company through January 31, 2020. Such short term retention bonus was earned and paid in February 2020 and is reflected above. In addition, this disclosure includes discretionary retention bonuses awarded in 2021 and 2022 to Mr. Fernando and Mr. Rampertab for leadership efforts in 2020 and 2021.

(3)

Represents time-based RSUs and, in 2020 and 2021, PRSUs awarded to the Named Executive Officers as part of long-term incentive awards for each year. For Mr. Fernando, the 2020 awards also include a refresh grant made to align his equity compensation with his role as CEO.

(4)

For all RSUs, PRSUs and stock options, the values reflect the aggregate grant date fair value for all awards made in 2021, computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation –Stock Compensation (“FASB ASC 718”). Assumptions made in the calculation of these amounts are described in Note 15 to the Company’s audited consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022.

(5)

Represents annual incentive bonuses paid under an annual performance-based cash incentive plan. Corporate performance goals are established by the Compensation Committee for each year. The incentive bonuses are determined by the Compensation Committee based on the achievement of corporate performance goals.

(6)	Mr. Fernando served as Chief Operating Officer from June 1, 2017 until November 7, 2019. On November 8, 2019, Mr. Fernando was appointed as President and CEO and joined the Board of Directors.

(7)	Mr. Rampertab was appointed as Executive Vice President and Chief Financial Officer effective August 24, 2020.

2021 Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards to the Named Executive Officers for 2021.

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards ($) (1)			Plan Awards (#)
										Grant Date
								All	Exercise	Fair Value of
								Other	Price of	Stock and
								Option	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)(2)	(#)	(#)(2)	($)/share)	($)(3)
Anthony Fernando	2/8/2021	268,400	330,000	413,600	‑	702,256	‑	868,161	4.21	6,118,894
					‑	702,256	‑	‑
					‑	295,900	‑	‑

Shameze Rampertab	2/8/2021	149,650	162,500	229,950	‑	59,112	‑	73,078	4.21	602,846
					‑	59,112	‑	‑
					‑	59,200	‑	‑

________________________

(1)	Represents 2021 Annual Incentive Plan awards. See CD&A for more information.

(2)	Represents awards of time-based RSUs, PRSUs and special retention RSUs for each of the Named Executive Officers.

(3)

For all RSUs, PRSUs and stock options, the values reflect the aggregate grant date fair value for all awards made in 2021, computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are described in Note 15 to the Company’s audited consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022.

2021 Options Exercised and Stock Vested

The following table sets forth information regarding stock options exercised and RSUs and PRSUs vested during 2021 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Anthony Fernando	183,338	418,011	696,874	2,329,438
Shameze Rampertab	‑	‑	16,667	48,834

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table lists the outstanding equity awards held by the Named Executive Officers at December 31, 2021:

	OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable		(Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock that have not Vested(#)	Market Value of Shares or Units of Stock that have not Vested($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested
Anthony Fernando
	—	(1)	868,161	(1)	—	4.21	02/08/2028	1,700,412	1,887,457	—	—
	—	(1)	366,666	(1)	—	0.82	06/02/2027	106,667	118,400	—	—
	28,662	(2)	11,798	(2)	—	32.11	02/06/2029	160,000	177,600	—	—
	12,121	(2)	3,186	(2)	—	42.51	10/31/2028	8,974	9,961	—	—
	59,048	(2)	2,566	(2)	—	18.07	02/07/2028	—	—	—	—
	31,230	(2)	—	(2)	—	18.46	02/02/2027	—	—	—	—
	11,537	(2)	—	(2)	—	19.89	10/25/2026	—	—	—	—
	25,383	(2)	—	(2)	—	49.66	02/12/2026	—	—	—	—
	7,692	(2)	—	(2)	—	31.85	10/28/2025	—	—	—	—
	15,384	(2)	—	(2)	—	38.61	08/17/2025	—	—	—	—

Shameze Rampertab	—	(1)	73,708	(1)		4.21	02/08/2028	177,424	196,941	—	—
	50,000	(1)	100,000	(1)	—	0.42	08/24/2027	20,000	22,200	—	—
	—		—		—	—	—	13,333	14,800	—	—

(1)	One-third of the shares underlying each option award vests annually.
(2)

One-fourth of the shares underlying each option award vests on the first anniversary of the grant date of such option award, and 1/48th of the shares underlying the full award vest each month thereafter for 36 months.

(3)	Each of the stock options granted prior to 2020 have a ten-year term beginning on the date of grant. For grants made in 2020 and 2021, the term of stock options was reduced to seven years.
(4)	Based on the closing price of the Company’s Common Stock on December 31, 2021 of $1.11 per share, the last trading day of the 2021 fiscal year.

CEO to Median Employee Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Fernando.

We believe our executive compensation program must provide competitive compensation to our employees to allow us to recruit and retain employees incentivized to work as a team to create stockholder value.

For 2021, to determine our median employee, we chose payroll records as our consistently-applied compensation measure. We annualized this measure of compensation for those who commenced employment during 2021. Using a determination date of December 31, 2021, we calculated the compensation for all employees, and calculated the median employee from that group. The annual total compensation of the employee identified as the median employee of the Company (other than Mr. Fernando), was $110,536 and the annual total compensation of Mr. Fernando was $7,089,394.

Accordingly, the ratio of the annual total compensation of Mr. Fernando to the median of the annual total compensation of all employees of the Company was estimated to be 64 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, pay ratios reported by other companies may not be comparable to our reported pay ratio.

Agreements with Named Executive Officers

Anthony Fernando

On November 8, 2019, the Company entered into an amended and restated employment agreement with Anthony Fernando regarding Mr. Fernando’s employment with the Company as its President and Chief Executive Officer. The initial employment period under the employment agreement commenced on November 8, 2019 and ended on December 31, 2021. The term of the employment agreement automatically renews for successive one-year terms, unless terminated in accordance with the terms of the employment agreement. Mr. Fernando’s annual base salary under the employment agreement at the time of execution was, and currently is $440,000. Mr. Fernando’s salary is subject to increase in accordance with the employment agreement. He is eligible to receive annually, or otherwise, an incentive compensation award opportunity, payable in cash, as determined by the Compensation Committee of the Board, and he is eligible for long term incentive equity compensation. Mr. Fernando’s target annual cash incentive compensation opportunity will not be less than 75% of his base salary for the portion of the employment period falling within a given fiscal year, and performance goals are based on Company performance metrics, as established and approved by the Compensation Committee or the Board annually. The equity-based compensation will be awarded under the Company’s then existing equity incentive plan, in the discretion of the Compensation Committee or the Board. Mr. Fernando is entitled to severance benefits, paid by the Company or any successor, as follows. If the employment agreement is terminated without cause or for good reason, or if the employment agreement is not extended at the end of the then-current term, Mr. Fernando will receive severance as described below, and continued health and welfare benefits for twelve months following termination. If Mr. Fernando’s employment is terminated in connection with a Change in Control of the Company (as defined in the employment agreement), his severance benefits would be expanded to twenty-four months. The severance payable is the sum of (a) his annual rate of base salary immediately preceding his termination of employment, and (b) his target annual bonus for the fiscal year in which the termination occurs; provided, that if the qualifying termination occurs in connection with a Change in Control of the Company, the target bonus paid as part of the severance will be the target bonus approved for Mr. Fernando for the year in which the Change in Control occurs, or, if he is not employed by the Company in such year, or a bonus is not determined for such year, then the year immediately preceding the year in which the Change in Control occurs. In addition, Mr. Fernando would continue to receive payment for health care benefits for such period. Such severance benefit can be paid in a lump sum in the Change in Control context, subject to a payment delay required by applicable law. In addition, in the event of termination of his employment in connection with a Change in Control, to the extent not previously accelerated, all of Mr. Fernando’s unvested outstanding equity awards shall accelerate and vest upon the date of termination. Mr. Fernando is subject to non-solicitation and non-competition covenants during the terms of the employment agreement and for one year immediately following the termination of his employment.

Shameze Rampertab

On August 14, 2020, the Company entered into an employment agreement with Mr. Rampertab regarding Mr. Rampertab’s employment with the Company as Executive Vice President and Chief Financial Officer. The initial employment period under the employment agreement is August 24, 2020 to August 31, 2022. The term of the employment agreement then will automatically renew for successive one-year terms, unless terminated in accordance with the terms of the employment agreement. The terms of his employment and his employment agreement are subject to Ontario’s Employment Standards Act, 2000 (the “ESA”), the Ontario Human Rights Code and other statutory and common law requirements. These requirements with very limited exceptions include mandated minimum notice periods, or pay in lieu of notice, for termination of employment, which are generally one week for each year of service up to eight weeks, and may include statutory severance, generally one week of pay for each year of service up to 26 weeks.

Pursuant to his employment agreement, Mr. Rampertab received an initial base salary of $275,000, increased to $325,000 under an amendment to his employment agreement. Mr. Rampertab is also eligible to receive annual short-term, performance-based cash bonus awards. During the term, Mr. Rampertab’s target annual cash incentive compensation opportunity will be no less than 50% of his base salary for the portion of the employment period falling within a given fiscal year, and performance goals shall be based on Company performance metrics, as established by the Compensation Committee or the Board. The equity-based compensation will be awarded under the Plan, or any successor thereto, in the discretion of the Compensation Committee or the Board. Rampertab is entitled to severance benefits under the employment agreement as follows: (i) if Mr. Rampertab’s employment is terminated without Cause (as defined in the employment agreement) or he terminates his employment for Good Reason (as defined in the employment agreement) or if the Company elects not to extend the employment agreement at the end of the then-current term, Mr. Rampertab will receive an amount equal to the greater of (a) severance and continued health and welfare benefits for six (6) months following termination, or (b) any additional minimum pay in lieu of notice, statutory severance, benefits continuation, accrued vacation and any other minimum entitlement as required by the ESA, to the extent the ESA then governs any amounts payable to Mr. Rampertab; and (ii) if Mr. Rampertab’s employment is terminated in connection with a Change in Control of the Company (as defined in the employment agreement), his severance benefits described in clause (i)(a) would be expanded to twelve (12) months. The severance payable under clause (i)(a) is one-twelfth per month of the sum of (a) his annual rate of base salary immediately preceding his termination of employment, and (b) his target annual bonus for the fiscal year in which the termination occurs. Such severance benefit can be paid in a lump sum in the event of a Change in Control. If Mr. Rampertab’s employment is terminated as a result of his death, disability or for Cause, or if he resigns without Good Reason, Mr. Rampertab may also be eligible to receive minimum pay in lieu of notice, statutory severance, his bonus for the year of termination of his employment, benefits continuation, accrued vacation and any other minimum entitlement if and as required by the ESA, to the extent the ESA then governs any amounts payable to Mr. Rampertab. In addition, in the event of termination of his employment in connection with a Change in Control, to the extent not previously accelerated, all of Mr. Rampertab’s unvested outstanding equity awards shall accelerate and vest upon the date of termination. Further, the vesting period of Mr. Rampertab’s equity awards may extend beyond the date of termination of his employment and continue to the end of the minimum notice of termination period required by the ESA in the event of a termination of his employment pursuant to which notice of termination (or pay in lieu thereof) is required by the ESA (if the ESA is applicable at the time of termination). The exercisability of the stock options will extend through the 90-day period following termination of his employment, unless there is a termination for Cause, in which case it will extend until the date of termination or the end of the statutory notice period required by the ESA if the circumstances of the termination require notice of termination pursuant to the ESA. Mr. Rampertab is subject to non-solicitation and non-competition covenants during the terms of the employment agreement and for one year immediately following the termination of his employment.

The Named Executive Officers get no compensation, other than accrued obligations, in other termination events, including voluntary termination by the executive or termination on death or disability of the executive. The following table calculates what the severance compensation would have been for the Named Executive Officers employed at December 31, 2021, if a qualifying termination had occurred at December 31, 2021 under the employment agreements:

Named Executive Officer	Benefit	Termination without Cause ($)	Termination for Good Reason ($)	Change In Control (Single Trigger) ($) (1)	Change In Control (Double Trigger) ($)
Anthony Fernando	Severance (2)	770,000	770,000	—	1,540,000
	Equity Awards (3)	—	—	—	2,229,751
	Heath Care Benefits (4)	—	—	—	—
	Total	770,000	770,000	—	3,839,751

Shameze Rampertab	Severance (2)	325,000	325,000	—	650,000
	Equity Awards (3)	—	—	—	302,940
	Health Care Benefits	9,853	9,853	—	19,706
	Total	334,853	334,853	—	972,646

(1)	No severance benefits or equity award acceleration occurs automatically on the event of a Change of Control.
(2)

Receipt of severance is contingent upon executing a release of claims. Severance is paid over a one-year period for Mr. Fernando and a six-month period for Mr. Rampertab, if there is a qualifying termination without cause or termination with good reason outside of the Change in Control context, and for two years for Mr. Fernando and twelve months for Mr. Rampertab if there is a qualifying termination without cause or for good reason in connection with a Change in Control. Severance payments paid in connection with a termination in connection with a Change in Control can be paid in a lump sum. Severance payments are subject to applicable law and will be paid by the Company or any successor.

(3)

Consists of the difference between the fair market value of our Common Stock and the exercise price of the stock option for each in-the-money stock option grant and the fair market value of any RSUs and PRSUs for which vesting is accelerated. The closing price of the Company’s Common Stock on December 31, 2021 was $1.11 per share; therefore no value was added for stock options that were out-of-the-money as of such date.

(4)	Mr. Fernando does not receive health care benefits from the Company.

Equity Compensation Plans

The Amended and Restated Incentive Compensation Plan, as amended (the “Plan”) is currently the Company’s only equity compensation plan under which it makes awards. The Plan was originally approved by the Board and adopted by the majority of our stockholders on November 13, 2007, and amended and restated and approved by the Board and approved by the majority of our stockholders on May 7, 2015 to increase the number of shares of Common Stock authorized under the Plan to 918,461 shares, and to make other changes. The Plan was amended on June 8, 2016 to increase in the number of shares reserved for issuance under the Plan to 1,456,923 shares, on May 25, 2017 to increase the number of shares reserved for issuance under the Plan to 1,995,384, on May 24, 2018 to increase the number of shares reserved for issuance under the Plan to 3,149,230, on April 24, 2019 to increase the number of shares reserved for issuance under the Plan to 4,072,307, and to make other changes, on June 8, 2020 to increase the number of shares reserved for issuance under the Plan to 10,072,307, and to make other changes, and on July 22, 2021 to increase the number of shares reserved under the Plan to 32,072,307. The Plan is used for plan-based awards for officers, other employees, consultants, advisors and non-employee directors. The Company can issue stock options, stock appreciation rights, restricted stock units and other stock-based awards under the Plan.

In connection with a 2013 merger transaction, the Company assumed all of the options that were issued and outstanding immediately prior to the merger as issued by Asensus Surgical U.S., Inc., a subsidiary of the Company and a party to the merger, and adjusted based on the merger exchange ratio, which are now exercisable for approximately 86,633 shares of Common Stock. Such options were granted under the TransEnterix, Inc. 2006 Stock Plan (the “2006 Plan”) which was assumed by the Company in the merger. The 2006 Plan is maintained solely for the purpose of the stock options granted under such 2006 Plan that remain outstanding; no future awards are authorized to be made under the 2006 Plan.

Director Compensation

Director Compensation Arrangements

On April 28, 2021, the Board approved revised compensation arrangements for non-employee directors of the Company that were recommended by the Compensation Committee. The program restored, as of July 1, 2021, the payment of the annual retainers in cash and increases the baseline annual board retainer, and the additional annual non-executive Chair retainer, from $40,000 to $50,000. Each director can elect to receive payment of the annual board retainer or the non-executive Chair retainer in equity rather than cash. The Committee Chair and Committee member cash compensation, annual equity award value and the value of initial equity awards for new non-employee directors remain the same.

The Board approved the new non-employee director compensation program based on a review of compensation practices at peer companies. The peer group used is disclosed in above in this proxy statement.

The non-employee director compensation program continues the Company’s practice of not paying per-meeting fees. Anthony Fernando, the Company’s Chief Executive Officer and a director, does not receive additional compensation for serving as a director.

The following chart summarizes the non-employee director compensation program, which became effective on July 1, 2021:

Annual Cash Retainer(1)			Annual Equity Award (2)	Initial Equity Award (2)
Non-Employee Director role:	Dollar value	Election to be paid in equity

Equity grant of stock options or restricted stock units with a value of $45,000. Director can elect the form of equity. Cliff vesting at first anniversary of grant or following year’s annual meeting date, if earlier, subject to forfeiture if not vested.

Equity grant of stock options or restricted stock units with a value of $150,000. Incoming director can elect the form of equity. Vests one-third of award on each of the first three anniversaries of the date of grant.

Baseline Board Retainer	$50,000	Yearly election will be made by each director to receive cash retainer in restricted stock unites or stock options
Non-Executive Chair Additional Retainer	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$13,000
CG & Nominating Committee Chair	$10,000
Audit Committee Member	$ 9,000
Compensation Committee Member	$ 6,000
CG& Nominating Committee Member	$ 5,000

(1)	Annual non-employee director compensation limit of $250,000 with initial year compensation limit of $500,000 as set forth in the Amended and Restated Equity Compensation Plan (the “Plan”).

(2)

Number of shares of common stock, restricted stock units or stock options calculated using a stock price equal to the greater $1.00 or the average closing price in the 20 trading days prior to the date of grant and, for stock options, if elected by a director, a Black Scholes calculation. Stock options will have a seven year term.

2021 Director Compensation

The following table lists the compensation paid during 2021 to the non-employee directors of the Company. In addition to the annual grants as described above, the non-employee directors received one-time awards of RSUs or stock options to adjust their equity-based compensation to be more consistent with the desired compensation levels given the Company’s stock price declines over the past few years.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Andrea Biffi	—	—	103,791	—	—	—	103,791
Kevin Hobert (3)	29,500	138,755	—	—	—	—	168,255
Jane H. Hsiao	—	85,647	18,144	—	—	—	103,790
Elizabeth Kwo (3)	28,000	138,755	—	—	—	—	166,755
Paul A. LaViolette (4)	63,500	40,569	48,534	—	—	—	152,603
David B. Milne	9,500	85,647	—	—	—	—	95,147
Richard C. Pfenniger, Jr.	38,000	40,569	—	—	—	—	78,569
William N. Starling	28,000	40,569	20,865	—	—	—	89,433

(1)	Based on the closing price of the Common Stock on the date of grant.

(2)

For all stock options in the table, the option values reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are described in Note 15 to the Company’s audited consolidated financial statements, included in the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022.

(3)	Kevin Hobert and Elizabeth Kwo were elected to the Board effective July 22, 2021.

(4)	Mr. LaViolette retired from the Board on December 31, 2021.

PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING

PROPOSAL ONE – ELECTION OF DIRECTORS

The Board has nominated seven incumbent directors for re-election as directors to serve until our next annual meeting and until each director’s successor is duly elected and qualified. Each director nominee has consented to being named as a director nominee in this proxy statement and to serving as a director, if elected. Jane Hsiao, a director since 2013, has decided not to seek re-election as a director. We thank Dr. Hsiao for her service. Please see pages 7 through 9 of this proxy statement under the heading “Directors” for information regarding the seven nominees for election as a director.

Nominees for election of directors

The persons named in the form of proxy will vote the shares represented by such proxy for the election of the seven nominees for director named below. If, at the time of the Annual Meeting, any of these nominees shall become unavailable for any reason, which event is not expected to occur, the persons entitled to vote the proxy will vote for such substitute nominee or nominees, if any, as they determine in their sole discretion. If elected, David B. Milne, Anthony Fernando, Andrea Biffi, Kevin Hobert, Elizabeth Kwo, M.D., Richard C. Pfenniger, Jr. and William N. Starling will each hold office for a term of one year, until their successors are duly elected or appointed or until their earlier death, resignation or removal.

Vote required and recommendation

The Board of Directors recommends a vote “For” the election of Messrs. Milne, Fernando, Biffi, Hobert, Pfenniger and Starling and Dr. Kwo to the Board. Directors are elected by a plurality of votes. Unless otherwise specified, the proxy will be voted “For” the election of the Board’s slate of nominees. Discretionary authority may be exercised by the proxy holders named in the proxy to vote for a substitute nominee proposed by the Board if any nominee becomes unavailable for election.

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) was enacted. Under the Dodd-Frank Act, the Company is providing the stockholders a vote to approve, on an advisory (nonbinding) basis, the compensation paid to our Named Executive Officers in 2021 as disclosed in this proxy statement in accordance with the SEC’s rules.

This proposal, commonly known as a “say-on-pay” proposal, gives the stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific element of our executive compensation programs, but rather to address our overall approach to the compensation of our Named Executive Officers as described in this proxy statement. The Board is asking the stockholders to indicate their support for our executive compensation program, as described in this proxy statement, by voting “For” the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers for 2021, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, and the Summary Compensation Table and the other compensation tables and disclosure.

Advisory Nature of the Vote

Because this vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of the stockholders and, to the extent there is any significant vote against the Company’s compensation practices for the Named Executive Officers as disclosed in this proxy statement, the Board will consider this stockholders’ vote and the Compensation Committee will evaluate whether any actions are necessary to address the stockholders’ concerns when considering future executive compensation arrangements.

Vote required and recommendation

Proposal Three requires the affirmative vote of a majority of the shares present at the Annual Meeting or by proxy and entitled to vote.

The Board of Directors recommends that stockholders vote “For” the proposal on an advisory basis. Unless otherwise specified, the proxy will be voted “For” approval of Proposal Two.

PROPOSAL THREE – RATIFICATION OF INDEPENDENT ACCOUNTING FIRM

Independent Registered Public Accounting Firm

On March 15, 2022, the Board approved the engagement of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and directed that the selection of BDO be submitted to the stockholders for ratification at the Annual Meeting. Although the Company is not required to submit the selection of independent registered public accountants for stockholder approval, if the stockholders do not ratify this selection, the Board may reconsider its selection of BDO. The Board considers BDO to be well qualified to serve as the independent auditors for the Company; however, even if the selection is ratified, the Board may direct the appointment of a different independent registered public accounting firm at any time during the current or subsequent fiscal year if the Audit Committee and Board determine that the change would be in the Company’s best interests.

Audit Fees

BDO has served as the independent registered public accounting firm of the Company since 2013. The following table sets forth the fees billed to the Company by BDO for audits of the Company’s consolidated annual consolidated financial statements and other services for the years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees	$529,348	$439,574
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Total Fees	$529,348	$439,574

Audit Fees. This category includes fees billed by BDO in 2021 and 2020 for professional services for the audit of our annual consolidated financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes fees billed in the fiscal years shown for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under the category “Audit Fees.”

Tax Fees. This category includes fees billed in the fiscal years shown for professional services for tax compliance, tax advice, and tax planning.

All Other Fees. This category includes fees billed in the fiscal years shown for products and services provided by the principal accountant that are not reported in any other category.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy in place that requires its review and pre-approval of all audit and permissible non-audit services provided by our independent auditors. The services requiring pre-approval by the audit committee may include audit services, audit-related services, tax services and other services. The pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of revenues paid by us to our independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee. All audit-related services, tax services and all other services provided by BDO are pre-approved by the Audit Committee. The Audit Committee has considered and determined that the provision of all non-audit services set forth in the table above is compatible with maintaining BDO’s independence.

Attendance at Annual Meeting

Representatives of BDO intend to be present at the Annual Meeting and will be available to respond to questions.

Vote required and recommendation

The ratification of the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote.

The Board of Directors recommends that stockholders vote “For” the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Unless otherwise specified, the proxy will be voted “For” approval of Proposal Five.

ANNUAL REPORT TO STOCKHOLDERS

Included with this proxy statement is the Company’s 2021 Annual Report to Stockholders.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one proxy statement and annual report is being delivered to stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon the written or oral request of a stockholder, we will deliver promptly a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy was delivered. Stockholders desiring to receive a separate copy now or in the future may contact us through at our corporate offices at 1 TW Alexander Drive, Suite 160, Durham, North Carolina 27703 or by telephone, (919) 765-8400. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies upon written or oral request to us at the address and telephone number stated above.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

For any proposal that is otherwise permitted at this Annual Meeting, but was not submitted to the Company on or before December 23, 2021, the persons named as proxy in the proxy card will be allowed to use his discretionary voting authority pursuant to Exchange Act Rule 14a-4(c)(1).

Stockholder proposals intended to be included in our proxy statement and proxy for our 2023 annual meeting of stockholders pursuant to the provisions of Exchange Act Rule 14a-8 must be received by us at our executive offices by December 30, 2022, unless the date of the Company’s 2023 annual meeting of stockholders is changed by more than 30 days from June 14, 2023 (the one-year anniversary date of the 2022 Annual Meeting), in which case the proposal must be received a reasonable time before the Company begins to print and mail its proxy materials. Stockholder proposals should be directed to our Corporate Secretary, 1 TW Alexander Drive, Suite 160, Durham, North Carolina 27703.

Under our bylaws, only such business shall be conducted as shall have been brought before the meeting as specified in the meeting notice, by or at the direction of the Board or by any stockholder who is a stockholder of record at the time of giving of the meeting notice, who is entitled to vote at such meeting and who complies with the notice procedures set forth in Section 2.05 of our bylaws. Pursuant to such notice procedures, a stockholder notice of a matter to be considered for the 2023 annual meeting, including a nomination of a director candidate, must be received by the Company no earlier than December 30, 2022, and no later than January 30, 2023 to be considered timely for the 2023 annual meeting of stockholders.

Under the SEC’s universal proxy rules, effective in 2022, if a stockholder desires to propose alternatives nominees for election as a director at future annual meetings, we will include the nominees on the proxy card, as long as the stockholder complies with all applicable rules. For 2023, a stockholder desiring to propose alternative nominees for directors must provide us with notices by April 15, 2023.

OTHER MATTERS

Management and the Board know of no matters to be brought before the Annual Meeting other than as set forth in this proxy statement. However, if any such other matters properly are presented to the stockholders for action at the Annual Meeting and at any adjournment or postponement, it is the intention of the proxy holder named in the proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.

By Order of the Board of Directors, Joshua B. Weingard Corporate Secretary

ASENSUS SURGICAL

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/ASXC** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-390-5380** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
	You must register to attend the meeting online and/or participate at www.proxydocs.com/ASXC

Asensus Surgical, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 18, 2022

TIME: Tuesday, June 14, 2022 11:00 AM, Eastern Time

PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/ASXC to register to attend the meeting prior to June 13, 2022 11:59 PM, Eastern Time.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Anthony Fernando and Joshua Weingard (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Asensus Surgical, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Asensus Surgical, Inc.

Annual Meeting of Stockholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of seven directors.				
		FOR		WITHHOLD	
	1.01 David B. Milne	☐		☐	FOR
	1.02 Anthony Fernando	☐		☐	FOR
	1.03 Andrea Biffi	☐		☐	FOR
	1.04 Kevin Hobert	☐		☐	FOR
	1.05 Elizabeth Kwo, M.D.	☐		☐	FOR
	1.06 Richard C. Pfenniger, Jr.	☐		☐	FOR
	1.07 William N. Starling	☐		☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	Advisory vote on the approval of the compensation of the Company's Named Executive Officers for 2021.	☐	☐	☐	FOR
3.	Ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐	FOR

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/ASXC

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____________

Signature (if held jointly) ____________ Date ____________